newsrelease
CTS CORPORATION  Elkhart, Indiana 46514   (574) 523-3800

October 25, 2011

FOR RELEASE:  Immediately

CTS ANNOUNCES THIRD QUARTER 2011 RESULTS

Elkhart, IN. . .CTS Corporation (NYSE: CTS) today announced third quarter 2011 revenues of $146.1 million, an increase of 5% from revenues of $139.4 million in the same period last year. Net earnings were $5.9 million, or $0.17 per diluted share, in the third quarter 2011 compared to net earnings of $6.9 million, or $0.20 per diluted share, in the third quarter 2010.  Third quarter 2010 earnings had included approximately $0.04 per share of currency exchange gains.

Third quarter 2011 earnings were adversely affected by approximately $0.03 per share due to the lingering effects of the Japan earthquake-related production disruptions at several of CTS’ key automotive customers. Sales are expected to begin recovering in the fourth quarter as Japanese automotive production ramps up and inventories are replenished. Third quarter results were also negatively impacted by approximately $0.03 per share for a combination of higher commodity costs and a retirement-related pension charge.  Offsetting these unfavorable items was a favorable adjustment of $0.05 per share for insurance recovery for fire-related property damage at CTS’ Scotland EMS facility.

Components and Sensors segment sales decreased $2.7 million, or 4%, from the same quarter last year.  The impact from the Japan earthquake on the Components and Sensors segment sales was a decrease of approximately $4 million, which has been partially offset by increased sales for the new piezo product for the hard disk drive (HDD) applications.

EMS segment sales grew $9.4 million, or 14%, compared to the same period last year with double-digit growth from existing and new customers in the defense and aerospace, communications and industrial markets, partially offset by lower sales in the computer and medical markets.

CTS continues to develop new highly-engineered products in the Components and Sensors segment to support new launch activities related to disk drive and diesel engine smart actuator programs.  CTS continued its higher levels of research and development spending in the third quarter with year-to-date research and development expenses increasing $0.8 million, or 6%, from the same period last year.

Cash flow from operations was $13.4 million in the first nine months of 2011 compared to $8.1 million in the same period in 2010 and year-to-date capital expenditures of $10.2 million were roughly similar to last year.

Severe flooding in Thailand has impacted CTS’ EMS manufacturing facility near Bangkok.  As a result, production at that facility has been suspended since the second week of October and the facility is expected to remain closed for approximately 10-12 weeks.  In the meantime, production is being transferred from Bangkok to other CTS facilities to meet customer demand.  CTS has adequate insurance coverage for such events.  Management continues to assess the impact of the floods and does not expect any material impact on CTS’ financials.

Commenting on third quarter 2011 results, Vinod M. Khilnani, CTS Chairman and Chief Executive Officer, stated, “We were pleased with our overall third quarter results.  The balance of 2011 is expected to benefit from new program launch activities like a new global pedal program and increased sales to our key Japanese automotive OEMs as they ramp up their production.  We continue to assess the impact of the floods on our Thailand operations and the uncertain general macroeconomic environment.  Our pipeline of new business and design wins is robust.”

Based on the year-to-date 2011 results and assuming a modest recovery in the fourth quarter, management maintains its full-year sales guidance of 9% to 13% increase over 2010.  However, the impact of the Thailand flood, combined with slower than expected recovery from the Japan  earthquake in 2011, will cause CTS to be near the bottom of its guidance range with year-over-year sales growth of around 9% to 10%.  Adjusted earnings per share are expected to be in the range of $0.68 to $0.71 despite the unusual events mentioned above.

SEGMENT INFORMATION
(Dollars in millions)
	Third Quarter 2011		Third Quarter 2010		Second Quarter 2011
		Segment		Segment		Segment
	Net	Operating	Net	Operating	Net	Operating
	Sales	Earnings	Sales	Earnings	Sales	Earnings
Components and Sensors	$69.1	$4.2	$71.8	$7.7	$68.0	$4.8
Electronics Manufacturing Services (EMS) *	77.0	3.6	67.6	0.1	78.9	0.4
Segment Operating Earnings		7.8		7.8		5.2
Expenses not allocated to business segments:
- Restructuring		-		-		(0.7)
Total	$146.1	$7.8	$139.4	$7.8	$146.9	$4.5

* Third quarter 2011 includes $2.7 million insurance recovery for fire-related property damage.

Components & Sensors: Components and Sensors third quarter 2011 sales decreased $2.7 million, or 4%, from the third quarter of 2010.  The reduction resulted from lower automotive product and lower electronic components product sales.  Automotive product sales were impacted by approximately $4 million from the Japan earthquake-related production disruptions at several of our key automotive customers.  Within electronic components, sales to distributors were lower as they reduced their inventory levels due to the uncertain economic environment.  However, sales by distributors to their end customers remained strong in the third quarter.  Partially offsetting this reduction were increased sales of the new piezo product for HDD applications.  Segment operating earnings of $4.2 million decreased from the same period in the prior year primarily from lower sales, higher commodity prices and a retirement-related pension charge.

Components and Sensors sales increased $1.1 million, or 2%, from the second quarter of 2011 driven primarily by increased automotive product demand, partially offset by lower sales of electronic components. Segment operating earnings decreased $0.7 million, despite the higher sales, from higher research and development costs and a retirement-related pension charge.

EMS: EMS sales increased $9.4 million, or 14%, from the third quarter of 2010 reflecting improved demand in defense and aerospace, communications and industrial markets, partially offset by lower sales in computer and medical markets. Segment operating earnings of $3.6 million improved from operating earnings of $0.1 million in the prior year primarily from higher sales and the $2.7 million insurance recovery for fire-related property damage.

EMS sales decreased $1.9 million, or 2%, from the second quarter 2011, on lower sales in all markets except defense and aerospace. Segment operating earnings in the third quarter improved from the second quarter, despite lower sales, from higher gross margins and the insurance recovery for fire-related property damage.

Conference Call
As previously announced, the Company has scheduled a conference call on Wednesday, October 26, 2011 at 11:00 a.m. EDT.  Those interested in participating may dial 800-288-8961 (612-332-0228, if calling from outside the U.S.). No access code is needed. There will be a replay of the conference call available from 1:30 p.m. EDT on Wednesday, October 26, 2011 through 11:59 a.m. EDT on Wednesday, November 2, 2011. The telephone number for the replay is 800-475-6701 (320-365-3844, if calling from outside the U.S.). The access code is 219322.  Also, please note that a live audio webcast of the conference call will be available and can be accessed directly from the Web sites of CTS Corporation www.ctscorp.com, StreetEvents www.streetevents.com, Netscape netscape.aol.com, Compuserve www.compuserve.com and others.

About CTS
CTS is a leading designer and manufacturer of electronic components and sensors and a provider of electronics manufacturing services (EMS) to OEMs in the automotive, communications, medical, defense and aerospace, industrial and computer markets. CTS manufactures products in North America, Europe and Asia. CTS' stock is traded on the NYSE under the ticker symbol "CTS.”  To find out more, visit the CTS Web site at www.ctscorp.com.

Safe Harbor Statement
This press release contains statements that are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, any financial or other guidance, statements that reflect our current expectations concerning future results and events and any other statements that are not based solely on historical fact. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are based on various assumptions as to future events, the occurrence of which necessarily are subject to uncertainties. These forward-looking statements are made subject to risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from those presented in the forward-looking statements, including, without limitation: changes in the economy generally and in respect to the businesses in which CTS operates; rapid technological change; general market conditions in the automotive, communications, and computer industries, as well as conditions in the industrial, defense and aerospace, and medical markets; reliance on key customers; unanticipated natural or other events such as the Japan earthquake and the Thailand flood; the ability to protect our intellectual property; pricing pressures and demand for our products; and risks associated with our international operations, including trade and tariff barriers, exchange rates and political and geographical risks.  For more detailed information on the risks and uncertainties associated with CTS’ business, see the reports CTS files with the SEC available at http://www.ctscorp.com/investor_relations/investor.htm.  CTS undertakes no obligation to publicly update its forward-looking statements to reflect new information or events or circumstances that arise after the date hereof, including market or industry changes.

Contact:         Thomas A. Kroll, Vice President and Chief Financial Officer, or
Mitchell J. Walorski, Director of Investor Relations
CTS Corporation, 905 West Boulevard North, Elkhart, IN 46514
Telephone (574) 523-3800  FAX (574) 293-6146

CTS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS - UNAUDITED
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	October 2,	October 3,	October 2,	October 3,
	2011	2010	2011	2010

Net sales	$146,070	$139,362	$444,507	$407,616

Costs and expenses:
Cost of goods sold	118,610	109,393	360,496	316,828
Insurance recovery for business interruption - fire	(1,113)	-	(1,892)	-
Selling, general and administrative expenses	18,343	17,112	55,074	54,944
Research and development expenses	5,163	5,086	14,782	13,985
Insurance recovery for property damage - fire	(2,687)	-	(2,687)	-
Restructuring charge	-	-	694	-

Operating earnings	7,754	7,771	18,040	21,859

Other (expense) / income:
Interest expense, net	(190)	(149)	(721)	(478)
Other	(65)	1,738	1,808	917
Total other income/(expense)	(255)	1,589	1,087	439

Earnings before income taxes	7,499	9,360	19,127	22,298

Income tax expense	1,636	2,445	4,016	5,060

Net earnings	$5,863	$6,915	$15,111	$17,238

Net earnings per share:
Basic	$0.17	$0.20	$0.44	$0.51

Diluted	$0.17	$0.20	$0.43	$0.50

Cash dividends declared per share	$0.03	$0.03	$0.09	$0.09

Average common shares outstanding:
Basic	34,375	34,181	34,347	34,060

Diluted	34,994	34,827	35,026	34,816

CTS Corporation and Subsidiaries
Condensed Consolidated Balance Sheets - Unaudited
(In thousands of dollars)

	October 2	December 31,
	2011	2010

Cash and cash equivalents	$89,172	$73,315
Accounts receivable, net	90,344	95,930
Inventories, net	91,366	76,885
Other current assets	22,104	20,525
Total current assets	292,986	266,655

Property, plant & equipment, net	81,952	78,213
Other assets	141,537	137,716

Total Assets	$516,475	$482,584

Notes payable and current portion
of long-term debt	$-	$-
Accounts payable	78,909	75,384
Other accrued liabilities	43,325	44,716
Total current liabilities	122,234	120,100

Long-term debt	89,700	70,000
Other obligations	13,487	18,234

Shareholders' equity	291,054	274,250

Total Liabilities and
Shareholders' Equity	$516,475	$482,584

CTS CORPORATION AND SUBSIDIARIES
OTHER SUPPLEMENTAL INFORMATION

Segment Operating Earnings

Segment operating earnings is a non-GAAP financial measure outside the context of the Accounting Standards Codification ("ASC") 280 required reconciliation in the notes to the Company's financial statements.  The most comparable GAAP term is operating earnings.  Segment operating earnings always exclude the effects of charges for restructuring and goodwill impairment when they are incurred by the Company.  Segment operating earnings exclude interest expense, and other non-operating income and income taxes according to how a particular segment is measured.  CTS' management provides the segment operating earnings measure to provide consistency between segment information in its earnings release and the business segment discussion in the notes to its financial statements.